FUND OF FUNDS INVESTMENT AGREEMENT

THIS FUND OF FUNDS INVESTMENT AGREEMENT, is entered into as of January 18, 2022 (the “Agreement”), by and among the Acquiring Funds, severally and not jointly (each, an “Acquiring Fund”), and the Acquired Funds (each, an “Acquired Fund” and together with the Acquiring Funds, the “Funds”), listed on Schedule A.

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Fund, to invest in shares of other registered investment companies, such as the Acquired Fund, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Funds desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Funds in reliance on the Rule.

1.	Terms of Investment

(a) In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows:

(i) Timing/advance notice of redemptions. The Acquiring Fund will use reasonable efforts to spread large redemption requests over multiple days or to provide advance notification of redemption requests to the Acquired Funds whenever practicable and consistent with the Acquiring Funds’ best interests. Each Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any.

(ii) Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investments in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.

(b) In order to assist the Acquiring Funds’ investment adviser with evaluating the complexity of the structure and fees and expenses associated with their investments in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule.

2.	Representations of the Acquired Funds.

In connection with any investments by the Acquiring Funds in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), each Acquired Fund agrees to:

(a) Comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to the Acquired Fund;

(b) Comply with its obligations under this Agreement; and

(c) Promptly notify the Acquiring Funds if such Acquired Fund fails to comply with the Rule with respect to investments by the Acquiring Funds, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

3.	Representations of the Acquiring Funds.

In connection with any investments by the Acquiring Funds in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), each Acquiring Fund agrees to:

(a) Comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to the Acquiring Fund;

(b) Comply with its obligations under this Agreement; and

(c) Promptly notify the Acquired Fund if the Acquiring Fund fails to comply with the Rule with respect to its investments in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

4.	Indemnification

(a) Each Acquiring Fund, severally and not jointly, agrees to hold harmless and indemnify each Acquired Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or claims or actions (collectively, “Claims”) asserted against the Acquired Fund, including any of its principals, directors or trustees, officers, employees and agents, to the extent such Claims result from a violation or alleged violation by such Acquiring Fund or any principals, directors or trustees, officers, employees or agents of the Acquiring Fund (each an “Acquiring Fund Agent”) of any provision of this Agreement, or (ii) a violation or alleged violation by an Acquiring Fund or an Acquiring Fund Agent of the terms and conditions of the Rule, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquiring Fund shall be liable for indemnifying any Acquired Fund for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquired Fund to such Acquiring Fund pursuant to terms and conditions of this Agreement.

(b) Each Acquired Fund, severally and not jointly, agrees to hold harmless and indemnify each Acquiring Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any and all Claims asserted against the Acquiring Fund, including any of its directors or trustees, officers, employees or agents, to the extent such Claims result from a violation or alleged violation by such Acquired Fund or any principals, directors or trustees, officers, employees or agents of the Acquired Fund (each an “Acquired Fund Agent”)of any provision of this Agreement, or (ii) a violation or alleged violation by an Acquired Fund or an Acquired Fund Agent of the terms and conditions of the Rule, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquired Fund shall be liable for indemnifying any Acquiring Fund for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquiring Fund to such Acquired Fund pursuant to terms and conditions of this Agreement.

(c) No party to this Agreement shall be liable under this indemnification provision with respect to any special or consequential damages or any losses, claims, damages, or liabilities to which an indemnified party would otherwise be subject by reason of such indemnified party’s willful misfeasance, bad faith, or gross negligence in the performance of such indemnified party’s duties or by reason of such indemnified party’s reckless disregard of its obligations or duties under this Agreement or the Rule.

(d) Any liability pursuant to the forgoing provisions shall be several and not joint. In any action involving the parties under this Agreement, the parties agree to look solely to the individual series of the Acquiring Funds or the Acquired Funds that are involved in the matter in controversy and not to any other series.

5.	Term and Termination; Assignment; Amendment

(a) This Agreement shall be effective for the duration of the Acquiring Funds’ and the Acquired Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 5(b).

(b) This Agreement shall continue until terminated in writing by either party upon sixty (60) days’ notice to the other party. Upon termination of this Agreement, the Acquiring Funds may not purchase additional shares of the Acquired Funds beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

(c) This Agreement may not be assigned by either party without the prior written consent of the other.

(d) This Agreement may be amended only by a writing that is signed by each affected party.

6.	Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, or electronic mail to the address for each party specified below.

If to the Acquiring Fund:	If to the Acquired Fund:

BNY Mellon Investment Adviser, Inc. c/o Legal Department, Deirdre Cunnane 240 Greenwich Street New York, NY 10286

361 Global Long/Short Equity Fund

Investment Managers Series Trust

c/o UMB Fund Services, Inc.

235 W. Galena Street

Milwaukee, Wisconsin 53212

Email: IMSTTrusts@mfac-ca.com

With a copy to:

c/o Mutual Fund Administration, LLC

Attn:

2220 E. Route 66, Suite 226

Glendora, California 91740

Email: IMSTTrusts@mfac-ca.com

7.	Miscellaneous

(a) In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Funds that are involved in the matter in controversy and not to any of its series.

(b) In any action involving the Acquired Funds under this Agreement, the Acquiring Funds agree to look solely to the individual Acquired Funds that are involved in the matter in controversy and not to any other series of the Trust.

(c) In the case of the Acquired Funds, a Certificate of Trust, referring to IMST’s Agreement and Declaration of Trust (the “Certificate”), is on file with the Secretary of the State of Delaware. The Certificate was executed by a trustee of IMST on behalf of IMST as trustee, and not individually, and, as provided in IMST’s Agreement and Declaration of Trust, the obligations of IMST are not binding on IMST’s trustees, officers or shareholders individually but are binding only upon the assets and property of IMST, or the particular series in question, as the case may be. Further, the liabilities and obligations of any series of IMST shall be enforceable only against the assets belonging to such series, and not against the assets of any other series.

(d) Any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the state courts of the State of Delaware or the United States District Court for the District of Delaware, and each party hereto submits with regard to any action or proceeding for itself and in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(e) If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

(f) This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations.

(g) This Agreement may be executed by the parties hereto in one or more counterparts, and, if so executed, the separate instruments shall constitute one agreement.

***Signature Page Follows***

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Investment Managers Series Trust,

on behalf of 361 Global Long/Short Equity Fund

By:	/s/Rita Dam

Name:	Rita Dam

Title:	Treasurer

BNY Mellon Investment Funds II, Inc.,

on behalf of BNY Mellon Alternative Diversifier Strategies Fund

By:	/s/James Windels

Name:	James Windels

Title:	Treasurer

SCHEDULE A

List of Funds to Which the Agreement Applies

Acquiring Trust	Acquiring Fund
BNY Mellon Investment Funds II, Inc.	BNY Mellon Alternative Diversifier Strategies Fund

Acquired Trust	Acquired Fund
Investment Manager Series Trust	361 Global Long/Short Equity Fund